$929,535.64 **May 1, 2012**

REVISED MASTER LOAN AGREEMENT

WHEREAS, Fresh Medical Laboratories, Inc., a Delaware corporation (the "Maker"), has entered into certain outstanding notes ("Notes") with William A. Fresh, 176 North Emeraud Drive, St. George, Utah 84770 (the "Holder") dated November 19, 2010 in the original principal amount(s) of $700,000.00 in a Principal Loan Agreement and $99,696.86 in a Deferred Interest Loan Agreement.

WHEREAS, both the Maker and the Holder desire to convert the aggregate accrued interest and principal outstanding on such Notes, as of April 30, 2012 into a single loan ("Loan") by entering into this Master Loan Agreement and hereby confirm initial principal of $929,535.64 (nine hundred twenty nine thousand, five hundred thirty five and sixty four cents) upon May 1, 2012.

WHEREAS, both the Maker and the Holder have previously entered into an Master Loan Agreement (subsequently determined to be incorrect) which references initial principal of $1,027,000.86 (One million twenty seven thousand and eighty six cents) upon May 1, 2012.

FOR VALUE RECEIVED, Fresh Medical Laboratories, Inc., a Delaware corporation (the "Maker"), promise to William A. Fresh, 176 North Emeraud Drive, St. George, Utah 84770 (the "Holder"), as follows:

1. **PRINCIPAL AND INTEREST**. Maker promises to pay the Holder of or its order in lawful money of the United States of America, the initial principal sum of $929,535.64 (nine hundred twenty nine thousand, five hundred thirty five and sixty four cents), together with interest on the unpaid principal balance from the date hereof until paid in full at the rate of ELEVEN AND 10/100 percent (11.1%) per annum. Interest will be calculated based on a 365 day-year using the actual number of days elapsed divided by 365. Interest shall be accrued and paid in full together with the principal balance on the Maturity Date of April 30, 2015 less amount paid by the Maker in advance of Maturity Date.

2. **PAYMENT**.

   a. **FORM AND PLACE OF PAYMENT**. All payments hereunder shall be due and payable to Holder, and shall be in the form of a check made payable to "William Fresh" and delivered to such other place as Holder

Initial: SE WAF

may hereafter from time to time designate in writing in advance of any payment.

b. **APPLICATION OF PAYMENTS**. Payments hereunder, shall be applied first to accrued interest, and the balance, if any, to a reduction in principal.

c. **PREPAYMENT**. Maker may prepay the obligations under the Loan as any time, in whole or in part, without penalty.

3. **CANCELLATION.** Upon execution of this Loan Agreement, Holder does, effective immediately, hereby certify the cancellation of the Master Loan Agreement of the same date as the Revised Master Loan Agreement, but making incorrect reference to and Initial Principal $1,027,000.86 (One million twenty seven thousand and eighty six cents). Upon execution of this `Revised Master Loan Agreement, Holder does hereby certify the cancellation of all Notes scheduled on the WAF Notes Extension worksheet attached.

4. **EVENTS OF DEFAULT.** Each of the following shall be an event of default (an "Event of Default").

a. Failure to pay the principal or interest due hereunder on the Maturity Date.
b. Filing by Maker of a voluntary or involuntary petition in bankruptcy or a voluntary petition seeking reorganization, adjustment, readjustment of debts or any other relief under the Bankruptcy Code as amended or any insolvency act or law, state or federal, nor or hereafter existing.
c. All or any substantial part or the property of Maker shall be condemned seized or otherwise appropriated or custody or control of such property shall be assumed by any governmental agency or any court of competent jurisdiction and shall be retained for a period of 30 days.

5. **REMEDIES.** If an Event of Default shall occur, time being of the essence, and upon notice from Holder to Maker, then Holder may at any time at Holder's option accelerate the indebtedness and declare the entire principal of the Loan then remaining unpaid to be due and payable. Upon acceleration of indebtedness by reason of an Event of Default, payment hereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to Holder in this Loan, or as may otherwise be available to the Holder at law, in equity or otherwise. Any forbearance, failure or delay by Holder to exercise its rights under this Loan, including the rights set forth in this Section 4, shall not be deemed a waiver of such right or remedy, nor shall any single or partial exercise of any rights or remedy preclude the further exercise of such right or remedy. Moreover, no extension of time for the payment of this Loan or any portion hereof, and no alteration, amendment or waiver of any provision of this Loan made by agreement between Holder and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate, or affect the liability of the Maker.

Initial: SL [initials]

6. **GENERAL PROVISIONS.** This Loan shall be binding upon the Maker, its successors and assigns and may not be assigned by any party hereto without the prior written consent of the other parties hereto. This Loan shall be governed by the construed and interpreted in accordance with the laws of the State of Utah without giving effect to any principles of conflicts of laws. Time is of the essence hereof. This Master Loan Agreement may be disclosed by the Maker as required by conduct the business of the Maker including, but not limited to the US Securities and Exchange Commission reporting disclosures and related documents.

7. **ENTIRE AGREEMENT IN WRITING.** This written agreement, and any other documents executed in connection herewith, may not be contradicted by evidence of any alleged oral agreement. Neither this Loan nor any provision hereof may be amended, altered, modified, changed, waived, discharged or terminated, except by an instrument in writing signed by the parties.

DATED as of the date first above written.

FRESH MEDICAL LABORATORIES, INC.
A Delaware Corporation

By: ______________________________

Name: Steven C. Eror

Title: President

Holder

William Fresh

By: ______________________________

Individual

Date: May 1, 2012

Initial: SE WAF